CONFORMED COPY



                                                     January 31, 1997





ABACO CASA de BOLSA, S.A. de C.V.,
    ABACO GRUPO FINANCIERO
Montes Rocallosos
505 Sur
Residencial San Agustin
66260 Garza Garcia,
N.L. Mexico


Gentlemen:

The enclosed is a valuation of the fair value of the common stock of Rodman
& Renshaw Captial Group, Inc. (the "Company"), as of December 31, 1996. The purpose of this valuation is to assist Abaco Casa de Bolsa, S.A. de C.V., Abaco Grupo Financiero ("Abaco" or the "Parent") in determining a fair value of the Company's common stock in conjunction with a going private transaction.

In this report, fair market value is defined as:

         A price that a reasonable seller, under all the circumstances, would regard as within a range of fair value; one that such a seller could reasonably accept.


This valuation report contains:

      this letter which identifies the business enterprise under investigation, describes the purpose and basis of our valuation and summarizes our opinion of value; and

      a report containing descriptive data on the Company, a discussion of the valuation methodologies, the application of those methodologies to the valuation and the conclusions attained through this analysis.


All data received from the Company for our use in this analysis has been accepted as accurate and reflective of anticipated business operations and conditions.

Based upon the valuation procedures described in the accompanying report, it is our opinion that the value of the common stock of the Company as of December 31, 1996, would be reasonably stated between:



                                      ZERO
                                      ($0)

                                       AND

               ONE MILLION EIGHT HUNDRED AND TEN THOUSAND DOLLARS
                                  ($1,810,000)


                                       OR


                                   ZERO CENTS
                                    PER SHARE
                                     ($0.00)

                                       AND

                               TWENTY SEVEN CENTS
                                    PER SHARE
                                     ($0.27)



This valuation included discussions with representatives and counsel of Abaco in which certain members of management of the Company particpated to obtain an understanding of the Company's customer base, current and potential competitors and overall market conditions and outlook. Furthermore, MD&Co.'s valuation on a going concern basis, assumes that the Company will obtain such financing as is necessary to remedy any current working capital shortfall.

We have made no investigation of, and assume no responsibility for, the title to or encumbrances against the securities valued. Neither Murray, Devine & Co., Inc. or any of its employees or affiliated entities have any present or contemplated financial interest in the Company. We further certify that the compensation received for this study is not contingent upon the conclusions reached. Our valuation is subject to the assumptions and limiting conditions statement that can be found in Appendix A of the report.


                                Very truly yours,


                                /s/ MURRAY, DEVINE & CO., INC.

                      FAIR MARKET VALUE OF THE COMMON STOCK




                                       OF




                      RODMAN & RENSHAW CAPITAL GROUP, INC.







                                      As of


                                December 31, 1996

                                TABLE OF CONTENTS


                                                                    PAGE


I.       INTRODUCTION..............................................  1

         PURPOSE OF THE VALUATION..................................  1

         DATE OF THE VALUATION.....................................  1

         SHARES OUTSTANDING........................................  1

         DEFINITION OF FAIR VALUE..................................  1

         VALUATION PROCESS.........................................  2

II.      DESCRIPTION OF THE COMPANY AND ITS OPERATIONS.............  4

         COMPARATIVE COMPANY ANALYSIS..............................  4

         HISTORICAL ANALYSIS.......................................  5

III.     VALUATION METHODS.........................................  6

                  Cost Approach....................................  6
                  Market Approach..................................  6
                  Income Approach..................................  6

         COMPARABLE COMPANIES......................................  7

         MULTIPLE OF NET REVENUE...................................  9

         EBT MULTIPLE..............................................  9

         MULTIPLE OF BOOK VALUE OF COMMON EQUITY...................  9

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                  PAGE




         RISK ADJUSTMENTS - MULTIPLE METHODS...................... 10

         BLACK-SCHOLES FORMULA.................................... 10



         DISCOUNTED CASH FLOW..................................... 11

         COMPARABLE TRANSACTIONS.................................. 12

IV.      VALUATION ANALYSIS....................................... 13

         ADJUSTED NET REVENUE MULTIPLE............................ 13

         ADJUSTED EBT MULTIPLE.................................... 14

         ADJUSTED BV MULTIPLE .................................... 14

         BLACK-SCHOLES FORMULA ................................... 15

V.       VALUATION SUMMARY........................................ 17

         CONCLUSION............................................... 17

VI.      APPENDICES

         APPENDIX A - ASSUMPTIONS AND LIMITING CONDITIONS

         APPENDIX B - QUALIFICATIONS OF APPRAISERS

VII.     EXHIBITS

I.       INTRODUCTION

         PURPOSE OF THE VALUATION

          This valuation is made to express an opinion of the Fair Value ("FV") of the common stock of Rodman & Renshaw Capital Group, Inc. (the "Company"). The purpose of this valuation is to assist Abaco Casa de Bolsa, S.A. de C.V., Abaco Grupo Financiero ("Abaco" or the "Parent") in determining a FV of the Company's common stock in conjunction with a going private transaction.

         DATE OF THE VALUATION

         The date of the valuation is as of December 31, 1996.

         SHARES OUTSTANDING

         For purposes of this valuation the number of common shares outstanding, 6,645,802 (par value $598,122 ), was derived from the Company's 10Q, dated September 30, 1996.

         DEFINITION OF FAIR VALUE

         In this report, Fair Value shall be defined as:

                           A  price  that a  reasonable  seller,  under  all the
                  circumstances, would regard as within a range of fair value; one that such a seller could reasonably accept.

         Before proceeding with the valuation study, it is necessary to establish the appropriate premise of value. The general concept of value is separated into two fundamental categories:

                           1.       Value-in-exchange

                           2.       Value-in-use

         Value-in-exchange is the value at which a company would sell on a piecemeal basis. Value-in-use is the value of a company as a continuing business, and reflects the extent to which the underlying operating assets contribute to the profitability of the enterprise. Adopting one of these two premises over the other can have a marked effect on the valuation of a company.

         In the case of this valuation, the common stock is being valued as a going concern, therefore, the premise of value-in-use is the basis for our determination of the FV of the common stock.

         VALUATION PROCESS

            The following factors were taken into consideration in the valuation of the Company:


          o The history of the Company, nature of the business, and its growth opportunities.

          o    The general economic outlook.

          o The economic outlook for the industry in which the Company operates.

          o The historical trends of earnings and expenses, various financial ratios and the Company's capital structure.

          o The current market value of publicly-traded companies in the same or similar industry, and comparable financial ratios.

          o The risks associated with the Company's operating earnings stability, capital structure, competition, power of suppliers, barriers to entry and exit from the industry and potential competitors.


         Our historical financial review consisted of the analysis of the past three fiscal years' balance sheets, statements of income, cash flow and shareholders equity. These statements were audited by Deloitte & Touche, LLP, for periods ended prior to and including June 24, 1994, and by Coopers & Lybrand for periods subsequent to June 24, 1994. In addition, unaudited financial statements included in the Company's quarterly reports (10-Qs) filed with the Securities and Exchange Commission for the three periods ended March 31, 1996, June 30, 1996 and September 30, 1996, were reviewed.

         Murray, Devine & Co., Inc. ("MD&Co.") personnel was in contact with Kelley Drye & Warren, counsel for the Parent, to obtain information necessary for the valuation. In addition, MD&Co. conducted various discussions in which certain members of management of the Company participated, to discuss the Company's operations, financial position, customer base, current and potential competitors and overall market conditions and outlook.

         Market data on publicly-traded comparable companies (the "Comparable Companies") was derived from their respective 10Ks and 10Qs and the Value Line Investment Survey. This information was used to develop pertinent ratios and industry risk indices which were needed to utilize the valuation methods employed. Competitor data and the general economic and industry economic outlooks were derived from independent sources such as the Value Line Investment Survey, and Moody's Investor Service.

II.      DESCRIPTION OF THE COMPANY AND ITS OPERATIONS

         The Company is a full service securities broker-dealer and investment banking firm with memberships on the New York Stock Exchange ("NYSE") and other principal stock exchanges. The Company offers a comprehensive range of investment banking, research and investor services to meet the needs of business organizations, financial institutions, other securities and commodities dealers, and individual investors.

          MD&Co. assessed the financial condition of the Company on both a comparative and a historical basis.

         COMPARATIVE COMPANY ANALYSIS

         The Company's historical financial performance (please see Exhibit A for a summary of the Company's historical statements of income and balance sheets) lags substantially behind that of the Comparable Companies. To assess the Company's financial results, MD&Co. performed an analysis of certain operating results of the Company and each of the Comparable Companies, as well as a comparative ratio analysis of the Company's operating results and capitalization (please see Exhibit B) relative to that of the Comparable Companies.

         The principal conclusions drawn from the above described analysis are that the Company's profitability, as measured by earnings before taxes ("EBT") as a percentage of net sales (gross revenues less interest expense), has not only lagged behind the Comparable Company average for every period considered, but has been substantially negative for each of these periods. Furthermore, the Company's compensation expense as a percentage of net sales, a common measure of productivity in the securities industry, was in excess of 92% for fiscal 1995. The average of the Comparable Companies was 56% for the same period.

         As a result of the Company's recurring losses since fiscal 1994, its capital base, as of September 30, 1996, has been significantly eroded relative to the Comparable Companies. This erosion of capital during the last three years is a poignant indicator of the Company's weak operating performance, particularly in light of the relatively strong results for the securities industry in general over the last two years. The Company's capital structure, relative to the Comparable Companies, indicates a low book value to total assets ratio, a high level of dependence on short term debt, and an overall high degree of leverage. Additionally, the Company has difficulty obtaining credit without the express written support of the Parent.

         HISTORICAL ANALYSIS

         The Company has incurred net losses since fiscal 1994 (the Company's fiscal year end was changed from June to December during the 1994 calendar year; the Company recorded a six month transition period ending December 31, 1994 (the "Transition Period"); fiscal 1994 refers to the 12 month period ending on June 24, 1994). The decline in profitability for the Company during fiscal 1994 was in part attributable to adverse market volatility, particularly in the fixed income arena of the brokerage industry, but mostly attributable to significant organizational and management changes occurring subsequent to the Companies change in ownership.

         During fiscal 1994, the Company redirected its strategic plan and incurred certain one time charges in excess of $18 million. These charges were associated with the Company's acquisition by the Parent, restructuring costs from office relocations, certain litigation settlements, various employee costs related to the severance of old and the hiring of new employees (including the replacement of the management team), and the elimination of its high yield fixed income business and portfolio. In addition, the Company's productivity generally suffered from the employee turnover and disruptions associated with the replacement of senior management and the redirection of corporate strategy, and continued to impact the Company's operations throughout the Transition Period.

         During fiscal 1995, management of the Company made a strategic decision to exit the commodities business. Although this decision had an adverse impact on commission revenue derived from this business, the loss of revenue associated with the commodities business was more than offset by income generated from principal transactions and securities related business areas. Despite an overall improvement in revenues, however, the Company continued to incur substantial losses. This was mostly attributable to increased costs resulting from the Company's expansion of equities and research capabilities through the Mabon Securities acquisition, as well as from continuing costs associated with ongoing restructuring. Finally, increased short term borrowing also led to higher interest expenses for fiscal 1995.

         In the nine month  period  ended  September  30,  1996,  the  Company's financial condition showed no improvement over the same period in fiscal 1995. Revenues further declined as a result of the absence of any commodities business and interest income deteriorated due to the Company's reduction in securities inventory. The above deterioration in revenues, however, was generally offset by improvements in the Company's expense structure, largely attributable to the change in business line mix. The net loss incurred for the nine month period in 1996, therefore, was approximately equivalent to the loss in 1995.

III.     VALUATION METHODS

         Common methods used in valuing a business enterprise include the Cost, Market and Income Approaches. A brief description of each of these valuation approaches follows:

                  Cost Approach

                  The Cost Approach primarily focuses on the time, materials, and facilities that would be required to redevelop the business enterprise. It should be noted that cost is only one indication of potential value. Value may be higher or lower depending on the specific circumstances. For example, a great deal of time and effort may have been spent on product development. However, if the product is unsuccessful in the marketplace, this effort may be of little value. Conversely, little time or cost may have been required to develop a business enterprise of considerable value.

                  Market Approach

                  The Market Approach identifies companies in similar businesses that are publicly-traded or that have recently been sold. Through the Market Approach, comparable factors of these companies or transactions are identified and related to the business under investigation.

                  Income Approach

                  The Income Approach is the principal approach to the valuation of business enterprises. This approach can take a variety of forms, such as the discounted free cash flow or capitalization of free cash flow methods.


         Under ideal circumstances, all of the above approaches may be applicable to the valuation of a business enterprise. For certain types of enterprises, one or more value concepts may be inappropriate. In certain instances, results indicated by one approach may widely differ from the other approaches. The appraiser must discern the reasons for this difference and select those methods that best represent the considerations of a willing and knowledgeable buyer and seller.

         In valuing a business enterprise, primary consideration is usually given to the Market and Income Approaches. The Cost Approach normally has less relevance since investors are primarily concerned with the company's income potential from operations rather than the cost associated with recreating the business.

         COMPARABLE COMPANIES

         The Market and Income Approaches rely on market value information of publicly-traded companies that are comparable to the business that is being valued. As previously explained, this information was derived from the Comparable Companies' 10Ks and 10Qs, and from the Value Line Investment Survey. The following publicly-traded companies were selected from within the securities industry as appropriate companies from which to obtain the necessary comparable information to be utilized in the valuation of the Company:

                  McDonald & Company Investments, Inc. - operates a regional investment banking and brokerage business. The company's activities include the origination, underwriting, distribution, trading and brokerage of fixed income and equity securities, investment advisory services, and investment research and other related services. It serves institutional customers located throughout the United States and in Canada, Europe and the Far East, while the company's retail operation is principally located in Ohio, Michigan, and Indiana.

                  The Advest Group, Inc. - is a financial services holding company engaged, with its operating subsidiaries, in securities brokerage, trading, investment banking, consumer lending, asset management, trust and related financial services. Specific services include retail brokerage, institutional sales, origination of and participation in underwritings and distribution of corporate and municipal securities, market making and trading activities in corporate securities and municipal bonds, research, custody and money management.

                  First Albany Companies, Inc. - conducts an investment banking business with brokerage activity centered in New York and New England. The primary business includes securities brokerage for individual and institutional customers, and market-making and trading of corporate, government, and municipal securities. In addition, the company underwrites and distributes municipal and corporate securities, provides securities clearance activities for other brokerage firms, and offers financial advisory services to its customers. Through one of its subsidiaries, the company also offers asset management services to institutional and individual customers.

                  Scott & Stringfellow Financial, Inc. - is a regional brokerage, investment banking, and financial services firm headquartered in Virginia. The company operates twenty eight offices in principal locations throughout the Mid-Atlantic and Southeastern United States. Its primary activity is retail securities brokerage. Other significant activities include institutional securities brokerage, management of and participation in the underwriting of corporate and municipal securities, investment management services, corporate and municipal finance, trading of taxable and tax-exempt fixed income and equity securities, equity research, money market accounts, retirement accounts, and the distribution of mutual fund and insurance products.

                  Stifel Financial Corporation - offers securities related financial services through its wholly owned operating subsidiaries. These subsidiaries provide brokerage, trading, investment banking, investment advisory, and related financial services primarily to customers throughout the United States. The company's customers include individuals, corporations, municipalities and institutions. Although the company has customers throughout the United States, its major geographic concentration is in the Midwest.

                  JW Charles Financial Services, Inc. - primarily through three principal subsidiaries, the company operates a full serivce securities brokerage and investment banking firm and provides securities transaction processing and other related services. Its primary business is providing a wide range of securities brokerage and investment services to a diversified client base, delivering a broad range of clearing services to affiliated and independent broker-dealers, including affiliates of commercial banks, and providing investment banking services to corporate clients.

                  First of Michigan Capital Corporation - is a securities broker-dealer and investment banker, and engages in brokerage of listed securities and principal and agency transactions in unlisted securities, and the underwriting and distribution of securities. Securities dealt in include equity and debt
                  securities   of  industrial   and   financial   companies  and
                  institutions, mutual funds, and governmental entities. The company is a member of the NYSE, as well as other stock and option exchanges, and the NASD.


         Please see Exhibit C for a summary of various operating information of the above companies, including net revenue, EBT and book value multiples applied in the valuation of the Company. Using information from the Comparable Companies, the following valuation methods were employed to determine the value of the common equity of the Company ("Equity Value").

                  1)       Multiple of Net Revenue

                  2)       Multiple of EBT

                  3)       Multiple of the book value of common equity

                  4)       The Black-Scholes Formula


         MULTIPLE OF NET REVENUE

         Value under this method is determined by multiplying the Company's net revenues by a factor equal to the ratio of the Comparable Companies' Equity Values to their respective net revenues (the "Net Revenue
         Multiples"). When analyzing certain types of financial service institutions it is common to incorporate net, rather than gross, revenues into financial ratios involving sales. Gross revenues may overstate results if the subject company incurs excessive amounts of interest expense in its operations.

         EBT MULTIPLE

         Value under this method is determined by multiplying the Company's EBT by a factor derived from the Comparable Companies' ratios of Equity Values to their respective EBTs (the "EBT Multiples"). Applying this factor to the Company's EBT will yield an estimate of the fair value of the Company's equity.

         MULTIPLE OF BOOK VALUE OF COMMON EQUITY

         For each of the Comparable Companies described above, a multiple of Equity Value to book value of common equity (the "BV Multiples") was calculated. Multiples derived from the Comparable Companies were applied to the Company's common equity book value (the Company's book value for each of the relevant periods was adjusted for the value of preferred stock included in the Company's book value) to arrive at a valuation estimate of the Company's common equity.




         RISK ADJUSTMENTS - MULTIPLE METHODS

         The multiples derived under each of the preceding methods were adjusted to reflect the risks associated with small capitalization stocks and specific risks associated with the Company's performance. It is typical to adjust comparable company multiples for small stock risk and company specific risk to compensate investors for the additional uncertainty that these types of investments carry. These adjustments are discussed further in the Valuation Analysis section of this report.

         BLACK SCHOLES FORMULA

         Ownership of a company's common equity can be viewed as a call option on the value of that company's assets after all other liabilities have been satisfied. Therefore, option pricing methodology may be used to value the common equity of a company in a distressed situation. The theory is based on the premise that claims on a company's assets are divided among two principal providers of capital to an organization, creditors and shareholders. Since creditors and preferred shareholders have a senior claim on a company's assets ("Creditor Claims"), common equity holders are entitled only to the residual value of a company's assets after all Creditor Claims have been satisfied. The equity holders of a company, therefore, are paying for the right to acquire the company's assets at a strike price equivalent to the face value of all Creditor Claims. To the extent that the value of the company exceeds such Creditor Claims, shareholders would retain the remaining balance of the company's total asset value.

         The Black-Scholes Model is a widely used option valuation formula in use today and can be applied to estimate the Equity Value of the Company. The Equity Value of the Company derived from employing the Black-Scholes Formula is directly dependent on the estimated current value of the company's assets ("Current Value"), the estimated time to maturity of the Creditor Claims, the riskless rate of interest, and the volatility of the Company's Current Value. An increase/decrease in any of these variables will result in an increase/decrease in the Equity Value derived. Additionally, the Equity Value conclusion is inversely related to the face value of the Creditor Claims.

         The Black-Scholes Formula can be applied to the Company as follows:

                                    C0  =  S0N(d1)  -  Ee-rtN(d2)

                  where,

                         C0 =  the  Company's  Equity Value;
                         S0 =  the  Company's Current Value;
                          E =  the face value of Creditor Claims
                          e =  the base of natural logarithms = 2.7128;
                          r = the continuously compounded annual riskless rate of interest (so that the end-of-year value of $1 invested in a riskless asset is er, and not (1 + r) as in the discrete-compounding case);
                         t  =  the time remaining to the expiration of the
                               option, expressed in years.

          N(d1) and N(d2) are the values of the cumulative normal distribution at points d1 and d2 respectively, where;


                                   d1   =   ln(S/E) + (r + 1/2 s2)t
[GRAPHIC OMITTED]t                                  s


[GRAPHIC OMITTED]t                 d2   =   ln(S/E) + (r -1/2s2)t   =    d1 - s
[GRAPHIC OMITTED]t                                  s

                  and,

                           s = the standard deviation of the continuously compounded annual rate of return, representing the volatility of the Current Value of the Company (as estimated by the volatility of its stock price).


         DISCOUNTED CASH FLOW

         Studies have been conducted that demonstrate that the market values of stocks are set by investors who evaluate the future cash generation potential of a company and then discount these cash flows at a risk adjusted discount rate to determine their present value, or the enterprise value of the company.

         It  is  always   useful  to  analyze  and  value  a  company  based  on
         management's financial projections of the future operations of the business. This is especially true in turnaround situations, such as exists for the Company, where the accuracy of valuations based on historical financial results is diminished and complicated by the frequent changes and disruptions associated with operating a distressed company. As a result of the recent change in management of the Company (the Company appointed a new CEO in December, 1996), however, and the Company's continuing realignment of its principal lines of business, no current financial projections were available on which to base such a discounted cash flow analysis and thus no such analysis was performed.

         Management of the Company did provide 1996 financial results adjusted for anticipated changes in corporate strategy and expenses, and expressed its opinion that the Company should achieve break even results in fiscal 1997.

         COMPARABLE TRANSACTIONS

         MD&Co. performed an industry search for acquisitions over the last two years which, by comparison to the Company, may have served as indicators of fair value for the Common Stock. These searches yielded 19 transactions which met the broad parameters of MD&Co.'s original search. Upon further review of each of these acquisitions, however, none were believed to be comparable to the Company. Transactions from the initial search results were eliminated primarily due to the fact that the acquired targets were determined not to be in substantially similar lines of business as the Company. Therefore, MD&Co. did not rely on comparable transactions for purposes of valuing the Company's common equity.

IV.      VALUATION ANALYSIS

         As mentioned above, due to the Company's weak operating performance over the last several years, and in the absence of a cash flow projection from the Company's management, MD&Co. has principally relied on a market multiple approach and the Black-Scholes model to arrive at a conclusion of value of the Company's common stock.

         Exhibit C computes the multiples of equity market value to net revenues for each of the Comparable Companies described above. In each case, the multiples were computed based on the prior fiscal year's ("PY") revenue as well as the trailing 12 months ("LTM") revenue. These multiples were adjusted for small stock (if applicable) and Company specific risks, which are explained below.

         Comparable company multiples were adjusted for small stock risk, if applicable. A micro-capitalization stock such as the Company, for example, is defined in the Ibbotson Associates Study on rates of return as a company with an equity market capitalization of under $171 million. Ibbotson indicates that historically, micro capitalization stocks have, on average, returned 3.6% more per year than large capitalization stocks (those stocks with market capitalization in excess of $3.0 billion). This additional return is known as the small stock premium, which compensates investors for the risks inherent in investing in smaller capitalization stocks relative to the comparable companies. Since all but one of the Comparable Companies, McDonald & Co., were micro-capitalization stocks, only one adjustment for differences in market capitalization was necessary.

         In addition to small stock risk, it was also necessary to adjust the multiples derived from the Comparable Companies for specific risks associated with investing in the Company. Specific risks include, (i) the Company's transient business strategy, (ii) its recent change in management, (iii) its weak financial position as a result of recurring poor operating results, and (iv) the general diseconomies arising from operating as a distressed company, such as a lack of management focus on business operations, poor employee morale, and customer and counterparty skepticism, resulting in a further decline in business. Based upon these factors, a 10% specific risk premium was believed to be reasonable and used to adjust the Comparable Company multiples (each of the Net Revenue, EBT and BV Multiples on an adjusted basis are hereafter referred to as the "Adjusted Multiples").

         ADJUSTED NET REVENUE MULTIPLE

         The resulting Adjusted Net Revenue Multiples for the Comparable Companies for the PY and LTM ranged from .11 to .63, and from .17 to .62, respectively. An average of the middle five multiples was calculated for each range specified above. The average multiples were .24 for the PY and .24 for the LTM. Due to the Company's poor operating performance over the last several years, the lowest of the Comparable Company multiples ("LCM") were deemed to be the most appropriate yardsticks for determining the Company's Equity Value.

         The results of applying each of the Adjusted Multiples to the Company's financial results are summarized in Exhibit D. The Adjusted Net Revenue and Adjusted EBT Multiple results had to be further adjusted in order to account for the fair value of the Company's preferred stock obligations. Since the Equity Value multiples derived from the Comparable Companies were based solely on their respective values of common equity (Comparable Companies had no preferred equity), the Company's preferred stock obligations must be deducted from the values calculated by the multiples in order to arrive at a common Equity Value for the Company.

         Once adjusted for the fair value of the Company's preferred stock, the Equity Values of the Company derived from the Adjusted Net Revenue Multiples were negative.

         ADJUSTED EBT MULTIPLE

         The Adjusted EBT Multiples of the Comparable Companies, based on their PY and LTM results, can be found in Exhibit C. Due to the fact that the Company's operating results have been substantially negative for the last several years, however, any valuation result derived from these multiples was also negative.

         MD&Co. investigated the possibility of using 1996 operating results adjusted for various anticipated cost reductions and planned operating improvements as estimated by management. Despite these improvements, the adjusted 1996 EBT figure was still negative.

         ADJUSTED BV MULTIPLE

         Finally, the Adjusted BV Multiples of the Comparable Companies, based on their PY and LTM results, can be also be found in Exhibit C. However, due to the Company's recurring negative operating results, its common book value (book value adjusted for the face value of the preferred stock obligations) at December 31, 1995, and at September 30, 1996 is substantially negative. As was the case in each of the prior methods, therefore, the Equity Value derived from the Adjusted BV Multiple was also negative.



         BLACK-SCHOLES FORMULA

         Based on the results derived from the above described multiple approaches and on MD&Co.'s overall review of the financial condition and historical operations of the Company, MD&Co. preliminarily determined that there was little to no equity value intrinsic to the Company's existing operations. For this reason, MD&Co. employed option pricing methodology, in addition to the Comparable Company analysis, to derive an additional estimate of Equity Value for the Company. This derivation can be found in Exhibit E.

         In applying the Black-Scholes valuation model, three critical variables of the formula had to be determined in order to achieve a reasonable valuation result. These variables were S0, s, and t.

         S0, representing the Current Value, was derived by discounting the value of obligations senior to the common equity, the Company's preferred stock and notes payable to Confia, based on market rates for distressed securities. The underlying theory in applying this methodology is that since MD&Co. does not believe the Company to have any intrinsic equity value, the Current Value of the Company must be limited to the fair value of the Creditor Claims. Since no cash flow is readily identifiable to repay these obligations, it was assumed that these obligations would trade at a substantial discount from their face value. Discounted, therefore, at a distressed market rate of 50% and 65% of face value for each of the time periods described below, respectively, the Current Value of the Company, based on $26.5 million in notes payable and $17.5 million in preferred stock currently outstanding, was determined to be between $22.2 million and $28.7 million.

         The variability of the Current Value of the Company, s, was estimated based on the historical volatility of the Company's stock price, on a monthly basis, for the last three years. This figure was then annualized and incorporated into the Black-Scholes model (see page 2 of Exhibit E). The historical volatility of the Company's stock was determined to be relatively high when compared to the volatility of the Comparable Companies. This was attributable to the fact that the Company's stock price has continuously declined over the last three years. Nevertheless, this measure of volatility was deemed as the most appropriate, since any recovery in the Company's performance should provide additional upside potential for the Company's value relative to its peers. .488 was computed as an appropriate measure of s.

         The time to maturity of the Creditor Claims, t, was assumed to be between one to two years. This range was based on the belief that the Company is presently substantially dependent on the financial support of its Parent, and that this support would not likely extend beyond two years, a time frame viewed to be adequate in order for the Parent to assess the viability of its investment under the control of new management.

         E represents  the face value of the  Company's  Creditor  Claims,  e is
         2.7128 by definition, and r is represented by the approximate yield of the one and two year treasury notes at December 31, 1996.

         Given the above parameters, the calculation of C0, the Company's Equity Value based on the Black-Scholes Formula, was estimated to be between $686,532 and $1,809,697.

V.       VALUATION SUMMARY

         The following table is a summary of the estimates of Equity Value of the Company derived from the various methods described above.



          Valuation Method          PY or 1 Yr. Period      LTM or 2 Yr. Period

          Adjusted Net Revenue
          Multiple                    negative                   negative

          Adjusted EBT Multiple       negative                   negative

          Adjusted BV Multiple        negative                   negative

          Black-Scholes Formula       $687,000                 $1,810,000


         CONCLUSION

         In rendering its valuation opinion, MD&Co. reviewed such factors as the Company's historical operating results and its overall financial condition. Among other things, MD&Co. also considered the Company's imminent need for financing of the payment of bonuses to avoid the departure of critical personnel, its lack of success in establishing a recognized equities capability, the divestiture of various segments of its business and the Company's inability to establish sound creditor and business relationships without the continued express written support of Abaco. Furthermore, MD&Co.'s valuation on a going concern basis, assumes that the Company will obtain such financing as is necessary to remedy any current working capital shortfall.

         As indicated by the table above, the valuation results derived from the various methods employed were widely divergent. This is largely attributable to the fact that the Company's operating performance is highly inconsistent with industry or Comparable Company averages. As a result, the estimates of the Company's Equity Value derived from the Adjusted Multiple Approaches were not believed to be particularly meaningful.

         In a distressed situation, it is often difficult to apply typical valuation methods to arrive at meaningful valuation results. It is MD&Co.'s opinion that in light of the Company's specific circumstances, such methods would likely lead to a zero value conclusion for the Company, particularly in the absence of financial projections provided by management. On a going concern basis, however, equity value is rarely determined to be zero. It is MD&Co.'s opinion, therefore, that despite the Company's clear operational difficulties, there is value inherent in the Company's common equity, and that this value is best approximated through the Black-Scholes option pricing methodology described above.

         Accordingly, it is our opinion that the Fair Value of the Common Stock of the Company as of December 31, 1996 would be reasonably between:


                                      ZERO
                                      ($0)

                                       AND

               ONE MILLION EIGHT HUNDRED AND TEN THOUSAND DOLLARS
                                  ($1,810,000)

                                       OR

                                  ZERO DOLLARS
                                    PER SHARE
                                     ($0.00)

                                       AND

                               TWENTY SEVEN CENTS
                                    PER SHARE
                                     ($0.27)

                                   APPENDICES

                  APPENDIX A - ASSUMPTIONS AND LIMITING CONDITIONS


                  This valuation is subject to the following assumptions and limiting conditions:


          1. Information, estimates, and opinions contained in this report are obtained from sources considered to be reliable. However, Murray, Devine & Co. ("MD&Co.") assumes no liability for such sources.

          2. Information supplied by management of the Company and Abaco and its counsel has been accepted as correct without
               further verification,   and   MD&Co.   expresses   no opinion
               on  that information.

          3. Possession of this report, or a copy thereof, does not carry with it the right of publication of all or part of it, nor may it be used for any purpose by anyone but the client without the previous written consent of the client or us, and in any event only with proper attribution.

          4. MD&Co. is not required to give testimony in court, or be in attendance during any hearings or depositions, with reference to the company being valued, unless previous arrangements have been made.

          5. The various estimates of value presented in this report apply to this valuation only and may not be used out of the context presented herein. This valuation is valid only for the purpose or purposes specified herein.

          6. This valuation reflects facts and conditions existing at the valuation date. Subsequent events have not been considered, and we have no obligation to update our report for such events and conditions.

          7.   MD&Co.   has  made  no   investigation   of,   and   assumes   no
               responsibility for, the title to or encumbrances against the assets valued.

          8. Neither MD&Co., nor any of its employees or affiliated entities has any present or contemplated interest in the assets appraised. MD&Co.'s compensation is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

                           APPENDIX B - QUALIFICATIONS OF APPRAISERS


          Murray, Devine & Co., Inc. ("MD&Co.") is a firm specializing in the valuation of businesses and their underlying assets. MD&Co. conducts valuation studies of both publicly-held and privately-held business enterprises for various purposes including mergers and acquisitions, solvency issues, gift and estate tax, ESOP's, and other cases involving litigation. MD&Co. also provides expert witness testimony for litigation involving valuation issues.

          Patrick W. Frisch

          Patrick Frisch is a Senior Associate of Murray, Devine & Co. whose responsibilities include the financial analysis, computer modeling and overall due diligence necessary in providing financial opinions. Additionally, Mr. Frisch conducts industry and company research and performs business enterprise and intangible asset valuations.

          Mr.  Frisch was  formerly an  employee of Deutsche  Bank AG's New
          York Branch, where he participated in a comprehensive 2 year analyst training program. Throughout this period he worked in Deutsche Bank's Credit Department as well as in a number of industry groups within the bank's Corporate Finance Division. Subsequent to the successful completion of the training program, Mr. Frisch served as the Executive Assistant to Deutsche Bank's Country Manager in Mexico, where he played an integral part in the establishment of the bank's operations and the formulation of its strategy for the Mexican market in the post NAFTA era. Immediately prior to joining Murray, Devine and Co., Mr. Frisch worked as an Associate in the bank's Financial Institutions Division, where his responsibilities included the financial analysis of M&A transactions in the investment management industry, and the marketing of banking products to asset management companies.

          Mr. Frisch has a Bachelor of Science Degree from the Wharton School at the University of Pennsylvania, where he studied Finance and Entrepreneurial Management.


          Thomas J. Kenny

          Thomas J. Kenny is a Vice President of Murray, Devine & Co. Mr. Kenny is responsible for the management of the daily activities of the engagement. He has extensive experience in preparing business enterprise and intangible asset valuations, fairness opinion and acquisition due diligence procedures. He has managed engagements of both publicly-held and privately-held companies, with operations on both a national and multinational level.

          Mr. Kenny was formerly Manager of Treasury  Analysis for Campbell
          Soup Company. Mr. Kenny's responsibilities included capital market reviews, acquisition analysis, capital structure analysis and risk management. Prior to Campbell Soup, he was a senior financial analyst with Ramada Inns, responsible for the preparation of a major division's operating and capital budget and operational analysis.

          Mr. Kenny is a Certified Public Accountant, Certified Management Accountant and holds a Masters of Business Administration degree with a concentration in Finance from Temple University, and is enrolled in the Chartered Financial Analyst certification program and has successfully completed levels I and II of the program. He was an Assistant Professor of Accounting and Finance at Rowan College of New Jersey where he taught upper level undergraduate accounting and finance courses. He has also taught corporate finance at Rutgers University.


          Francis X. Devine

          Francis X. Devine is a Principal and Director of Murray, Devine &
          Co. Mr. Devine's responsibilities include engagement management, technical review, business development and new services.

          Mr. Devine is directly involved in and supervises the valuation, due diligence and analyses required in connection with matters relating to financial valuations and solvency opinions. He has testified as an expert witness relating to various valuation issues.

          Previously, Mr. Devine, both a Chartered Financial Analyst and a Certified Public Accountant, was a Senior Manager with Price Waterhouse's National Reorganization and Bankruptcy Specialty Group. Mr. Devine's experience included reorganization and bankruptcy research and consultation; quantitative and qualitative analysis of various troubled companies in determining their financial viability as a going concern; review of projections for plans of reorganization; preparation of liquidation analysis; and analysis of fraudulent conveyance issues.

                                    EXHIBITS


R O D M A N   &   R E N S H A W   C A P I T A L   G R O U P ,   I N C.                                                  EXHIBIT A
V A L U A T I O N    A N A L Y S I S                                                                                  Page 1 of 2

-----------------------------------------------------------------------------------------------------------------------------------
HISTORICAL STATEMENTS OF INCOME
-------------------------------
($000)

                                        June        June        June      6 month     December   9 Months   9 Months     LTM
REVENUE:                              FYE 1992   FYE 1993    FYE 1994   FYE 1994     FYE 1995   9/30/96     9/30/95    Sept. 1996


  COMMISSIONS .....................   $ 41,241   $ 38,718   $ 29,158    $ 11,870    $ 24,879    $ 15,370    $ 19,973    $ 20,276
  PRINCIPAL .......................     25,640     32,216     27,313       7,033      26,628      22,938      19,241    $ 30,325
  INTEREST ........................     10,848     10,558      9,213       7,872      10,137       1,788       9,051    $  2,874
  FEE INCOME ......................      4,728      3,145      7,598       3,876       8,065       6,276       6,252    $  8,089
  OTHER INCOME ....................      1,921      2,672      4,035       1,543       2,816         354       2,590    $    580
TOTAL REVENUE .....................     84,378     87,309     77,317      32,194      72,525      46,726      57,107      62,144
   NET REVENUE ....................     77,413     80,174     71,603      26,261      62,308      43,220      48,957      56,571
EXPENSES:
  EMPLOYEE COMPENSATION AND
    BENEFITS ......................     47,366     50,088     50,054      21,886      57,872      36,701      40,958    $ 53,615
  COMMISSIONS, FLOOR BROKERAGE
    AND CLEARANCE                        8,372      8,721      7,141       2,328       4,004       3,235       3,280    $  3,959
  INTEREST ........................      6,965      7,135      5,714       5,933      10,217       3,506       8,150    $  5,573
  COMMUNICATIONS ..................      6,357      6,803      6,063       3,180       8,865       4,301       6,508    $  6,658
  OCCUPANCY AND EQUIPMENT .........      6,076      6,461      5,949       2,993       8,360       4,846       5,484    $  7,722
  PROFESSIONAL FEES ...............      1,801      2,710      5,227         763       4,825       2,094       3,256    $  3,663
  OTHER OPERATING .................      4,238      4,843     14,600       1,443       5,398       5,355       3,289    $  7,464
TOTAL EXPENSES ....................     81,175     86,761     94,748      38,526      99,541      60,038      70,925      88,654

EARNINGS BEFORE INCOME TAXES ......      3,203        548    (17,431)     (6,332)    (27,016)    (13,312)    (13,818)    (26,510)

INCOME TAXES ......................      1,214        310       (930)     (2,168)      2,966           0         601       3,567

NET INCOME ........................   $  1,989   $    238   ($16,501)   ($ 4,164)   ($29,982)   ($13,312)   ($14,419)   ($30,077)



R O D M A N   &   R E N S H A W   C A P I T A L   G R O U P ,   I N C.                                                   EXHIBIT A
V A L U A T I O N    A N A L Y S I S                                                                                   Page 2 of 2

----------------------------------------------------------------------------------------------------------------------------------
HISTORICAL BALANCE SHEETS
-------------------------
($000)

                                                                                  12/31/94             12/31/95         9/30/96
                                                                                  --------             --------         -------

CASH AND EQUIVALENTS ...................................................            $  7,011            $  9,001       $  8,746
SECURITIES PURCHASED UNDER AGREEMENT TO RESELL .........................              35,054               2,204              0
SEGREGATED CASH AND SHORT TERM INVESTMENTS .............................              39,215               7,398          8,784
RECEIVABLES ............................................................             202,444              65,842          5,160
SECURITIES OWNED .......................................................             144,500              16,489          7,371
FURNITURE, FIXTURES AND IMPROVEMENTS ...................................               2,298               8,560          7,904
PREPAID EXPENSES AND OTHER ASSETS ......................................              23,809               9,839         15,038
TOTAL ASSETS ...........................................................            $454,331            $119,333       $ 53,003


SHORT TERM BORROWINGS FROM BANKS .......................................            $ 54,331            $ 30,672       $      0
SHORT TERM NOTE TO AFFILIATE ...........................................              10,000              26,500         26,500
PAYABLES ...............................................................             248,029              32,463          8,560
SECURITIES SOLD BUT NOT YET PURCHASED ..................................              97,844               4,964          1,127
ACCRUED COMMISSIONS ....................................................               2,066               2,155          1,852
ACCOUNTS PAYABLE AND ACCRUED EXPENSES ..................................              11,762              21,136         14,333
OTHER LIABILTIES .......................................................               3,874                   0              0

TOTAL LIABILITIES ......................................................             427,906             117,890         52,372

TOTAL STOCKHOLDERS' EQUITY .............................................              26,425               1,443            631

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .............................            $454,331            $119,333       $ 53,003




R O D M A N   &   R E N S H A W   C A P I T A L   G R O U P ,   I N C.                                                   EXHIBIT B
V A L U A T I O N    A N A L Y S I S                                                                                   Page 1 of 2

----------------------------------------------------------------------------------------------------------------------------------
OPERATING AND BALANCE SHEET ANALYSIS
------------------------------------

($ IN MILLIONS)

                                      MCDONALD             FIRST                    STIFEL       JW
                                       & CO.     ADVEST    ALBANY      SCOTT &     FINANCIAL    CHARLES       FIRST OF     RODMAN &
                                    INVESTMENTS   GROUP   COMPANIES  STRINGFELLOW CORPORATION   FINANCIAL     MI CAPITAL   RENSHAW

OPERATING STATISTICS

FISCAL YEAR SALES .................   $ 220.6   $  232.6   $  123.1   $   73.2    $   95.4      $   80.0     $   71.7     $   72.5
PRIOR PERIOD SALES ................     105.5)    (171.5)     (94.3)     (17.7)      (70.7)     (58.3)       0.0     (57.1)
CURRENT PERIOD SALES ..............     126.9      199.6      120.5       17.9        78.3       67.9        0.0      46.7
TRAILING 12 MONTHS SALES ..........   $ 242.1   $  260.7   $  149.3   $   73.5    $  103.0   $   89.6   $   71.7  $   62.1

FISCAL YEAR INTEREST EXPENSE ......   $   7.6   $   30.6   $   19.9   $    2.3    $    8.3   $    3.1   $    2.9  $   10.2
PRIOR PERIOD INTEREST EXPENSE .....      (3.6)     (22.9)     (15.4)      (0.6)       (6.0)      (1.9)       0.0      (8.2)
CURRENT PERIOD INTEREST EXPENSE ...       4.3       22.0       16.1        0.6         6.1        2.9        0.0       3.5
TRAILING 12 MONTHS INTEREST EXPENSE   $   8.4   $   29.7   $   20.6   $    2.3    $    8.4   $    4.1   $    2.9  $    5.6

FISCAL YEAR NET SALES .............   $ 213.0   $  202.1   $  103.2   $   70.9    $   87.0   $   77.0   $   68.8  $   62.3
PRIOR PERIOD NET SALES ............     101.9)    (148.6)     (78.9)     (17.1)      (64.7)     (56.4)       0.0     (49.0)
CURRENT PERIOD NET SALES ..........     122.6      177.6      104.4       17.3        72.2       65.0        0.0      43.2
TRAILING 12 MONTHS NET SALES ......   $ 233.7   $  231.1   $  128.6   $   71.1    $   94.6   $   85.5   $   68.8  $   56.6
   % OF LTM GROSS SALES ...........      96.5%      88.6%      86.2%      96.8%       91.8%      95.4%      96.0%     91.0%

FISCAL YEAR EBT ...................   $  30.8   $   11.8   $    5.2   $    6.6    $    1.3   $    6.3   $    2.7  ($  27.0)
PRIOR PERIOD EBT ..................     (14.1)      (8.0)      (3.9)      (1.9)       (0.8)      (4.0)       0.0      13.8
CURRENT PERIOD EBT ................      18.3       17.7        7.0        1.3         3.3        6.2        0.0     (13.3)
TRAILING 12 MONTHS EBT ............   $  35.0   $   21.4   $    8.3   $    6.0    $    3.8   $    8.5   $    2.7  ($  26.5)
   % OF LTM NET SALES .............      15.0%       9.3%       6.5%       8.4%        4.0%      10.0%       4.0% -46.9%

EMPLOYEE COMPENSATION ( PY) .......   $ 127.1   $  121.6   $   71.1   $   47.0    $   57.2   $   13.8   $   40.7  $   57.9
   % OF PY NET SALES ..............      59.7%      60.2%      68.9%      66.3%       65.7%      18.0%      59.1%     92.9%

FISCAL YEAR EBIT ..................   $  38.4   $   42.3   $   25.1   $    8.8    $    9.6   $    9.3   $    5.6  ($  16.8)
PRIOR PERIOD EBIT .................     (17.7)     (30.9)     (19.3)      (2.5)       (6.8)      (5.8)       0.0       5.7
CURRENT PERIOD EBIT ...............      22.7       39.7       23.1        2.0         9.4        9.1        0.0      (9.8)
TRAILING 12 MONTHS EBIT ...........   $  43.4   $   51.1   $   29.0   $    8.4    $   12.2   $   12.6   $    5.6  ($  20.9)
   % OF LTM NET SALES .............      18.6%      22.1%      22.5%      11.8%       12.9%      14.8%       8.2% -37.0%

BALANCE SHEET STATISTICS
BOOK VALUE ........................   $ 140.2   $   87.6   $   40.9   $   26.0    $   36.8   $   13.3   $   29.9  $    0.6
TOTAL ASSETS ......................     588.7      947.2      805.1      110.3       231.6      121.0      101.6      53.0
LONG TERM DEBT ....................      25.0       19.3        4.9        0.0        10.2        8.9        1.0       0.0
SUBORDINATED DEBT .................       0.0       20.6        5.0        0.0         0.0        0.0        0.0       0.0
SHORT TERM DEBT ...................      72.8       69.4      101.6        1.0        50.2       10.9       18.5      26.5
OTHER LIABILITIES .................     350.6      750.3      652.8        83.3      134.5       87.9       52.2      25.9


OPERATING RATIOS
FISCAL YEAR NET SALES/GROSS SALES .      96.5%      86.9%      83.8%      96.9%      91.3%      96.2%      96.0%     85.9%
PRIOR PERIOD NET SALES/GROSS SALES       96.6%      86.6%      83.7%      96.8%      91.5%      96.8%  N/A           85.7%
CURRENT NET SALES/GROSS SALES .....      96.6%      89.0%      86.6%      96.5%      92.2%      95.7%  N/A           92.5%
LTM NET SALES / GROSS SALES .......      96.5%      88.6%      86.2%      96.8%      91.8%      95.4%      96.0%     91.0%

FISCAL YEAR EBT/NET SALES .........      14.4%       5.8%       5.1%       9.3%       1.5%       8.2%       4.0% -43.4%
PRIOR PERIOD EBT/NET SALES ........      13.8%       5.4%       5.0%      11.1%       1.2%       7.0%  N/A       -28.2%
CURRENT PERIOD EBT/NET SALES ......      15.0%      10.0%       6.7%       7.8%       4.5%       9.6%  N/A       -30.8%
TRAILING 12 MONTHS EBT/NET SALES ..      15.0%       9.3%       6.5%       8.4%       4.0%      10.0%       4.0% -46.9%

COMPENSATION / NET SALES (PY) .....      59.7%      60.2%      68.9%      66.3%      65.7%      18.0%      59.1%     92.9%

CAPITALIZTION RATIOS
BOOK VALUE / TOTAL ASSETS .........      23.8%       9.3%       5.1%      23.6%      15.9%      11.0%      29.4%      1.2%
LONG TERM DEBT* / TOTAL ASSETS ....       4.2%       4.2%       1.2%       0.0%       4.4%       7.3%       1.0%      0.0%
SHORT TERM DEBT / TOTAL ASSETS ....      12.4%       7.3%      12.6%       0.9%      21.7%       9.0%      18.2%     50.0%
TOTAL DEBT** / TOTAL ASSETS .......      16.6%      11.5%      13.8%       0.9%      26.1%      16.3%      19.2%     50.0%
OTHER LIABILITIES / TOTAL ASSETS ..      59.6%      79.2%      81.1%      75.5%      58.1%      72.7%      51.4%     48.8%

LONG TERM DEBT* /LONG TERM CAPITAL       15.1%      31.2%      19.5%       0.0%      21.6%      40.0%       3.2%      0.0%
SHORT TERM DEBT / TOTAL DEBT ......      74.4%      63.5%      91.1%     100.0%      83.2%      55.1%      94.9%    100.0%

* Note:  Includes Subordinated Debt
**Note:  Includes Long Term Debt and Short Term Debt




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R O D M A N   &   R E N S H A W   C A P I T A L   G R O U P ,   I N C. EXHIBIT C
V A L U A T I O N    A N A L Y S I S

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

EQUITY VALUE ANALYSIS
SELECTED COMPARABLE PUBLICLY-TRADED COMPANIES
($ IN MILLIONS EXCEPT FOR PER SHARE AMOUNTS)
-------------------------------------------------------------------------------

                                      MCDONALD             FIRST                    STIFEL       JW
                                       & CO.     ADVEST    ALBANY      SCOTT &     FINANCIAL    CHARLES       FIRST OF     RODMAN &
STOCK EXCHANGE                      INVESTMENTS   GROUP   COMPANIES  STRINGFELLOW CORPORATION   FINANCIAL     MI CAPITAL   RENSHAW

MARKET PRICE PER COMMON SHARE
  (12/31/96)                         $     34.38 $     10.75 $     10.13 $    19.25 $     8.75 $    12.75 $     8.00 $     1.00
SHARES OUTSTANDING .................        8.916       8.449       4.735      2.008      4.452      2.002      2.614      6.646

MARKET VALUE OF COMMON EQUITY ...... $    306.5  $     90.8  $     47.9  $    38.6  $    39.0  $    25.5  $    20.9  $     6.6
MARKET VALUE OF PREFERRED EQUITY ...        0.0         0.0         0.0        0.0        0.0        0.0        0.0        0.0
LONG-TERM DEBT .....................             NA          NA          NA         NA         NA         NA         NA     NA
LESS: EXCESS CASH/NON-OPERATING
   INVESTMENTS ........                     0.0              0          0.0        0.0        0.0        0.0        0.0  0.0
             TOTAL EQUITY VALUE .... $    306.5  $     90.8  $     47.9  $    38.6  $    39.0  $    25.5  $    20.9  $     6.6

OPERATING DATA
  PRIOR FISCAL YEAR NET SALES ...... $    213.0  $    202.1  $    103.2  $    70.9  $    87.0  $    77.0  $    68.8  $    62.3
  TRAILING 12 MONTHS NET SALES .....      233.7       231.1       128.6       71.1       94.6       85.5       68.8       56.6
   AVERAGE OF TRAILING AND FISCAL
   NET YEAR SAL                           223.3         216.6       115.9        71.0       90.8       81.3       68.8    59.4

  PRIOR FISCAL YEAR EBT ............ $     30.8  $     11.8  $      5.2  $     6.6  $     1.3  $     6.3  $     2.7  ($   27.0)
  TRAILING 12 MONTHS EBT ...........       35.0        21.4         8.3        6.0        3.8        8.5        2.7      (26.5)
   AVERAGE OF TRAILING AND FISCAL
    YEAR EBT .........                     32.9        16.6         6.8        6.3        2.6        7.4        2.7      (26.8)

  PRIOR FISCAL YEAR EBT MARGIN (NET)       14.4%        5.8%        5.1%       9.3%       1.5%       8.2%       4.0%     -43.4%
  TRAILING 12 MONTHS EBT MARGIN (NET)      15.0%        9.3%        6.5%       8.4%       4.0%      10.0%       4.0%     -46.9%

  EBT OVER BOOK VALUE ...............      25.0%       24.5%       20.4%      23.1%      10.4%      64.3%       9.2%   -4201.3%

SALES MULTIPLES .....................             TIMES       TIMES       TIMES      TIMES      TIMES      TIMES  TIMES AVERAGE
  PRIOR FISCAL YEAR NET SALES .......       1.44        0.45        0.46       0.55       0.45       0.33       0.30       0.57
  TRAILING 12 MONTHS NET SALES ......       1.31        0.39        0.37       0.54       0.41       0.30       0.30       0.52
   AVERAGE OF TRAILING AND FISCAL
     YEAR NET SALE                         S1.37          0.42        0.41        0.54       0.43       0.31       0.30    0.54

EBT MULTIPLES .......................             TIMES       TIMES       TIMES      TIMES      TIMES      TIMES   TIMES AVERAGE
  PRIOR FISCAL YEAR .................       9.96        7.72        9.18       5.88      29.81       4.06       7.63      10.61
  TRAILING 12 MONTHS ................       8.75        4.24        5.76       6.43      10.19       2.99       7.63       6.57
   AVERAGE OF TRAILING AND
      FISCAL YEAR EBT .........             9.32        5.47        7.08       6.15      15.18       3.44       7.63       7.75

SMALL CAPITALIZATION/SPECIFIC RISK
  ADJUSTED
SPECIFIC RISK PREMIUM ................      10.0%       10.0%       10.0%      10.0%      10.0%      10.0%      10.0%
PRE-TAX SMALL CAP PREMIUM ............       2.8%        0.0%        0.0%       0.0%       0.0%       0  0.0% AVERAGEMIDDLE FIVE

  PRIOR FISCAL YEAR NET SALES ........      0.63        0.25        0.24       0.34       0.112      0.24       0.17    0.28   0.237
  TRAILING 12 MONTHS NET SALES .......      0.62        0.28        0.24       0.33       0.20       0.23       0.172   0.30   0.244
   AVERAGE OF TRAILING AND FISCAL YEAR
 NET SALES                                  0.63        0.26        0.24       0.34       0.16       0.23       0.17    0.29

  PRIOR FISCAL YEAR EBT ..............      4.38        4.36        4.79       3.70       7.49       2.888      4.33    4.56   4.311
  TRAILING 12 MONTHS EBT .............      4.13        2.98        3.66       3.91       5.05       2.300      4.33    3.76   3.800
   AVERAGE OF TRAILING AND FISCAL
   YEAR EBT ........                        4.25        3.54        4.15       3.81       6.03       2.56       4.33    4.09

BALANCE SHEET MULTIPLES ..............                                                                     AVERAGE  MIDDLE FIVE
BOOK VALUE ...........................     140.2        87.6        40.9       26.0       36.8       13.3       29.9
BOOK VALUE AS % OF TOTAL ASSETS ......      23.8%        9.3%        5.1%      23.6%      15.9%      11.0%      29.4%  16.9%

   MARKET VALUE AS MULTIPLE OF
   BOOK VALUE ..........                    2.19        1.04        1.17       1.49       1.06       1.92       0.70     1.37
   SIZE/SPECIFIC RISK ADJUSTED
    MULTIPLE
   OF BV ......                             1.03        0.73        0.74       0.90       0.53       1.48       0.397    0.83  0.786

Note:  LCMs are indicated in bold for each of the Adjusted Multiples.


R O D M A N   &   R E N S H A W   C A P I T A L   G R O U P ,   I N C.                                                    EXHIBIT D
V A L U A T I O N    A N A L Y S I S

----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------
EQUITY VALUE BASED ON ADJUSTED MULTIPLE METHODS
NET REVENUE, EBT AND BOOK VALUE MULTIPLES
-----------------------------------------------------------------------------------------------
(000's except per share amounts)


                                                        PY                              LTM
                                                     VALUATION                       VALUATION                         AVERAGE
MULTIPLES OF NET REVENUE
NET REVENUE                                            $62,308                         $56,571
NET REVENUE MULTIPLE                                     0.112                           0.172
UNADJUSTED EQUITY VALUE                                  7,005                           9,747
LESS PREFERRED EQUITY                                    9,800                           9,800
FREELY TRADED COMMON EQUITY VALUE                       (2,795)                            (53)                          ($1,424)

VALUE PER SHARE                                         ($0.42)                         ($0.01)                           ($0.21)

MULTIPLES OF EBT
EARNINGS BEFORE TAXES                                 ($27,016)                       ($26,510)
EBT MULTIPLE                                             2.888                           2.300
UNADJUSTED EQUITY VALUE                                (78,010)                        (60,973)
LESS PREFERRED EQUITY                                    9,800                           9,800
FREELY TRADED COMMON EQUITY VALUE                      (87,810)                        (70,773)                         ($79,292)

VALUE PER SHARE                                        ($13.21)                        ($10.65)                          ($11.93)

MULTIPLES OF BOOK VALUE
COMMON BOOK VALUE AS OF 12/31/95 AND 9/30/96           ($3,557)                       ($16,869)
COMMON BOOK VALUE MULTIPLE                               0.397                           0.397
FREELY TRADED COMMON EQUITY VALUE                       (1,413)                         (6,700)                          ($4,056)

VALUE PER SHARE                                         ($0.21)                         ($1.01)                           ($0.61)

               Note:  All of the above based on    6,645,8shares outstanding.



R O D M A N   &   R E N S H A W   C A P I T A L   G R O U P ,   I N C.                                                     EXHIBIT E
V A L U A T I O N    A N A L Y S I S                                                                                     Page 1 of 2

-----------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------
Black-Scholes Valuation Formula
------------------------------------------------
(Based on 6,645,802 shares outstanding)
                                                                    1 Year      2 Year
                                        1 Year         2 Year     Per Share    Per Share
                                       Variables      Variables   Variables    Variables

       Current Value             $      22,219,$57   28,700,000      $3.34        $4.32
       Creditor Claims                  44,000,000   44,000,000      $6.62        $6.62
       Error Term                                                     2.7183     2.7183
       Annual Risk-Free Rate                                          5.80%        5.90%
       Assumed Maturity (years)                                       1.0           2.0
       Standard Deviation                                             0.141       0.141
       Annual Deviation                                               0.488       0.488


                  d1     =                                         (1.03811)   (1.03811)
                  d2     =                                         (1.52581)   (1.52581)
                  N(d1)  =                                          0.1496      0.1496
                  N(d2)  =                                          0.0635      0.0635

  ---------------------------------------------------------------------------------------
       EQUITY VALUE                       $686,532   $1,809,697      $0.10       $0.27
  ---------------------------------------------------------------------------------------






  Estimate of Current Value

                                           1 Year       2 years
  Estimated Fair Value of Creditor Claims
         Value of the Confia Notes       $13,429,864   $17,414,286
          Value of the Preferred Stock     8,789,593    11,285,714


   Weighted Average BE Value             $22,219,457   $28,700,000
      % of Face Value                        50%           65%




R O D M A N   &   R E N S H A W   C A P I T A L   G R O U P ,   I N C.                                                     EXHIBIT E
V A L U A T I O N    A N A L Y S I S                                                                                     Page 2 of 2

-----------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------
Distressed Value of Creditor Claims and
Company's Monthly Stock Price History
-------------------------------------------------------------
st = Stock Prices
ln = Log Normal

                                          (St-(St-1))/
Month          Stock Price    ln(St/St-1)    (St-1)
Jan-94               6.63
Feb-94               7.38       0.10725       0.11321
Mar-94               6.63      (0.10725)     (0.10169)
Apr-94               5.63      (0.16363)     (0.15094)
May-94               5.50      (0.02247)     (0.02222)
Jun-94               5.13      (0.07062)     (0.06818)
Jul-94               5.00      (0.02469)     (0.02439)
Aug-94               5.38       0.07232       0.07500
Sep-94               5.63       0.04546       0.04651
Oct-94               4.50      (0.22314)     (0.20000)
Nov-94               4.13      (0.08701)     (0.08333)
Dec-94               3.88      (0.06252)     (0.06061)
Jan-95               3.75      (0.03279)     (0.03226)
Feb-95               3.75       0.00000       0.00000
Mar-95               4.75       0.23639       0.26667
Apr-95               4.75       0.00000       0.00000
May-95               4.50      (0.05407)     (0.05263)
Jun-95               4.13      (0.08701)     (0.08333)
Jul-95               4.13       0.00000       0.00000
Aug-95               4.00      (0.03077)     (0.03030)
Sep-95               2.88      (0.33024)     (0.28125)
Oct-95               2.13      (0.30228)     (0.26087)
Nov-95               1.75      (0.19416)     (0.17647)
Dec-95               1.75       0.00000       0.00000
Jan-96               1.75       0.00000       0.00000
Feb-96               1.63      (0.07411)     (0.07143)
Mar-96               1.50      (0.08004)     (0.07692)
Apr-96               1.63       0.08004       0.08333
May-96               2.00       0.20764       0.23077
Jun-96               1.38      (0.37469)     (0.31250)
Jul-96               1.13      (0.20067)     (0.18182)
Aug-96               1.25       0.10536       0.11111
Sep-96               1.38       0.09531       0.10000
Oct-96               1.50       0.08701       0.09091
Nov-96               1.50       0.00000       0.00000
Dec-96               1.13      (0.28768)     (0.25000)

                             -----------
                                0.14079       0.13201
                             -----------


 Calculation of Current Value
 Based on Discounted Creditor Claims


                              Subordinated Notes         Preferred Stock

                            26,500,000   Discount     17,500,000   Discount
                             12.00%       121.0%       11.00%       121.0%

 Payments for 1 Year
      1                     29,680,000   13,429,864   19,425,000     8,789,593
      2                              0            0            0             0

              -----------------------------------------------------------------
                     Present Value      $13,429,864                 $8,789,593
              -----------------------------------------------------------------


                                         Discount                  Discount
                                          40.0%                      40.0%
 Payments for 2 Years
      1                      3,180,000    2,271,429    1,925,000     1,375,000
      2                     29,680,000   15,142,857   19,425,000     9,910,714

              -----------------------------------------------------------------
                     Present Value      $17,414,286                $11,285,714
              ------------------------------------------------------------------

 ------------------------------------------------------------------------------

Source: Standard & Poor's Monthly Stock Guides and America Online.  All prices are split adjusted.
